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                                            NEWS RELEASE
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                                            CONTACT:  GARY R. STRACK
                                                      VICE PRESIDENT,
                                                      TREASURER AND SECRETARY
                                                      (212) 986-6300

                                                      CARL HYMANS
FOR IMMEDIATE RELEASE                                 C.S. SCHWARTZ & CO.
                                                      (212) 725-4500


          INTERNATIONAL POST LIMITED SIGNS MERGER AGREEMENT WITH VIDEO
                              SERVICES CORPORATION

New York, New York, July 2, 1997 - International Post Limited (Nasdaq National
Market: POST) and Video Services Corporation, a privately-held company located in Northvale, New Jersey, announced the execution of a merger agreement between the two companies. The respective boards of directors of the two companies previously announced their approval of the merger. Montgomery Securities, International Post's investment bankers, have delivered an opinion to International Post's board of directors that the consideration to be paid by International Post in the merger is fair to International Post from a financial point of view.

Under the terms of the merger agreement, International Post will issue approximately 7.0 million shares of common stock, which will represent in excess of 50% of the outstanding common stock of International Post after the merger, in exchange for 100% of the common stock of Video Services. Among other things, the merger is contingent upon the approval of the stockholders of International Post. The terms of the merger agreement were negotiated and approved by a

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special committee of the International Post board of directors consisting of three independent directors.

The directors, executives officers and certain affiliates of International Post have agreed to, or otherwise informed International Post that they intend to, vote their approximately 3,241,118 shares of International Post Common stock, representing approximately 52% of the outstanding shares of International Post common stock, in favor of the merger agreement. The affirmative vote of these stockholders will be sufficient to approve the merger agreement.

Video Services, through its operating subsidiaries, Atlantic Satellite Communications, Inc., Waterfront Communications Corporation, A.F. Associates, Inc. and Video Rentals, Inc., is a leading provider of value-added video services to a diverse base of customers within the television network, cable and syndicated programing markets. Video's services include (i) the commercial integration and distribution of broadcast quality video content via a satellite and fiber optic transmission network routed through its digital/analog switching center, and (ii) the design, engineering and production of advanced digital and analog video systems for the television, cable, post-production and corporate markets as well as the rental of professional video equipment to sports, entertainment and other segments of the broadcast and cable television and professional markets.

International Post, through its operating subsidiaries, Manhattan
Transfer/Edit, Inc., Audio Plus Video International, Inc., CABANA corp., Post Edge, Inc. and Cognitive Communications LLC,

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is a leading international provider of technical and creative services to owners, producers and distributors of television programming, television advertising and other programming content. IPL provides (i) producers of original programming with technical and creative services necessary to transform original film or video to final product for airing on network, syndicated, cable or foreign television; (ii) users of special video effects with services required to digitally create or manipulate images in high resolution formats for integration into television commercials and programming;
(iii) international programmers with studio facilities and multi-standard post-production services necessary to assemble programming; (iv) international programmers and owners of television and film libraries with standards conversion, network playback, and duplication and studio services, all in multiple standards and formats (v) and the design and production of intranets, extranets and internets, as well as consulting and supporting services related to those technologies.